AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT dated as of March 29, 2018.

BETWEEN:

Highlight Networks, Inc., a Nevada corporation (“Highlight”)

AND:

Xiamen Lutong International Travel Agency Co., Ltd., a Nevada corporation (“Xiamen Sub”)

WHEREAS:

Xiamen Sub is the wholly-owned subsidiary of Highlight;

The boards of directors of Xiamen Sub and Highlight deem it advisable and in the best interests of their respective companies and shareholders that Xiamen Sub be merged with and into Highlight, with Highlight remaining as the surviving corporation’s name changed to “Xiamen Lutong International Travel Agency Co., Ltd.”;

The board of directors and the sole shareholder of Xiamen Sub has approved the plan of merger embodied in this Agreement; and

The board of directors of Highlight has approved the plan of merger embodied in this Agreement.

THEREFORE, in consideration of the mutual agreements and covenants set forth herein, the parties hereto do hereby agree to merge on the terms and conditions herein provided, as follows:

the merger

The Merger

Upon the terms and subject to the conditions hereof, on the Effective Date (as hereinafter defined), Xiamen Sub shall be merged with and into Highlight in accordance with the applicable laws of the State of Nevada (the “Merger”). The separate existence of Xiamen Sub shall cease, and Highlight shall be the surviving corporation under the name “Xiamen Lutong International Travel Agency Co., Ltd.” (the “Surviving Corporation”) and shall be governed by the laws of the State of Nevada.

Effective Date

The Merger shall become effective on the date and at the time (the “Effective Date”) that:

the Articles of Merger, in substantially the form previously circulated among the Board of Directors, that the parties hereto intend to deliver to the Secretary of State of the State of Nevada, are accepted and declared effective by the Secretary of State of the State of Nevada; after satisfaction of the requirements of the laws of the State of Nevada.

Articles of Incorporation

On the Effective Date, the Articles of Incorporation of Highlight, as in effect immediately prior to the Effective Date, shall continue in full force and effect as the Articles of Incorporation of the Surviving Corporation except that Article 1 of the Articles of Incorporation of Highlight, as the Surviving Corporation, shall be amended to state that the name of the corporation is “Xiamen Lutong International Travel Agency Co., Ltd.”

Bylaws

On the Effective Date, the Bylaws of Highlight, as in effect immediately prior to the Effective Date, shall continue in full force and effect as the bylaws of the Surviving Corporation.

Directors and Officers

The directors and officers of Highlight immediately prior to the Effective Date shall be the directors and officers of the Surviving Corporation, until their successors shall have been duly elected and qualified or until otherwise provided by law, the Articles of Incorporation of the Surviving Corporation or the Bylaws of the Surviving Corporation.

conversion of shares

Common Stock of Highlight

Upon the Effective Date, by virtue of the Merger and without any action on the part of any holder thereof, each share of common stock of Highlight, par value of $0.001 per share, issued and outstanding immediately prior to the Effective Date shall be changed and converted into one fully paid and non-assessable share of the common stock of the Surviving Corporation, par value of $0.001 per share (the “Survivor Stock”).

Common Stock of Xiamen Sub

Upon the Effective Date, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock of Xiamen Sub, par value of $0.001 per share, issued and outstanding immediately prior to the Effective Date shall be cancelled.

effect of the merger

Rights, Privileges, etc.

On the Effective Date of the Merger, the Surviving Corporation, without further act, deed or other transfer, shall retain or succeed to, as the case may be, and possess and be vested with all the rights, privileges, immunities, powers, franchises and authority, of a public as well as of a private nature, of Xiamen Sub and Highlight; all property of every description and every interest therein, and all debts and other obligations of or belonging to or due to each of Xiamen Sub and Highlight on whatever account shall thereafter be taken and deemed to be held by or transferred to, as the case may be, or invested in the Surviving Corporation without further act or deed, title to any real estate, or any interest therein vested in Xiamen Sub or Highlight, shall not revert or in any way be impaired by reason of this merger; and all of the rights of creditors of Xiamen Sub and Highlight shall be preserved unimpaired, and all liens upon the property of Xiamen Sub or Highlight shall be preserved unimpaired, and all debts, liabilities, obligations and duties of the respective corporations shall thenceforth remain with or be attached to, as the case may be, the Surviving Corporation and may be enforced against it to the same extent as if all of said debts, liabilities, obligations and duties had been incurred or contracted by it.

Further Assurances

From time to time, as and when required by the Surviving Corporation or by its successors and assigns, there shall be executed and delivered on behalf of Xiamen Sub such deeds and other instruments, and there shall be taken or caused to be taken by it such further other action, as shall be appropriate or necessary in order to vest or perfect in or to confirm of record or otherwise in the Surviving Corporation the title to and possession of all the property, interest, assets, rights, privileges, immunities, powers, franchises and authority of Xiamen Sub and otherwise to carry out the purposes of this Agreement, and the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of Xiamen Sub or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

GENERAL

Abandonment

Notwithstanding any approval of the Merger or this Agreement by the directors and shareholders of Xiamen Sub or directors of Highlight, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by mutual written agreement of Xiamen Sub or Highlight.

Amendment

At any time prior to the Effective Date, this Agreement may be amended or modified in writing by the board of directors of both Xiamen Sub and Highlight.

Governing Law

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Nevada.

Counterparts

In order to facilitate the filing and recording of this Agreement, the same may be executed in any number of counterparts, each of which shall be deemed to be an original.

Electronic Means

Delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of the date hereof.

IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement as of the date set forth above.

XIAMEN LUTONG INTERNATIONAL TRAVEL AGENCY CO., LTD.,

By: /s/ Zhenhui Huang ___________________

Zhenhui Huang

Chief Executive Officer

HIGHLIGHT NETWORKS, INC.

By: /s/ Zhenhui Huang _____________________

Zhenhui Huang

Chief Executive Officer